Exhibit 10.56
AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS
          This Agreement for Purchase of Membership Interests (this “Agreement”) is made as of the 25th day of November, 2009 by and between CRTP OP LLC, a Delaware limited liability company, having an address c/o DRA Advisors LLC, 220 East 42nd Street (27th Floor), New York, New York 10017 (“CRTP Seller”) and ACP FITNESS CENTER LLC, a Georgia limited liability company (“ACP Seller”; CRTP Seller and ACP Seller, collectively, “Seller”) and COLONIAL OFFICE JV LLC, a Delaware limited liability company, having an address at 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203 (“RMI Purchaser”) and COLONIAL PROPERTIES SERVICES, INC., an Alabama corporation, having an address at 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203 (the “RCMI Purchaser”; the RMI Purchaser and the RCMI Purchaser, collectively, “Purchaser”).
W I T N E S S E T H :
          WHEREAS, CRTP Seller owns one hundred percent (100%) of the membership interests (the “Ravinia Membership Interests”) in CRT RAVINIA MZ LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Limited Liability Company Agreement dated as of September 27, 2005 (the “LLC Agreement”);
          WHEREAS, the Company owns one hundred percent (100%) of the membership interests (the “Owner Membership Interests”) in CRT RAVINIA, LLC, a Delaware limited liability company (the “Owner”), pursuant to that certain Limited Liability Company Agreement dated as of January 15, 2002, as amended by that certain Assignment of Membership Interests and First Amendment to Limited Liability Company Agreement dated as of September 27, 2005 (the “Owner LLC Agreement”); and
          WHEREAS, the Owner has a fee simple title to the land described on Exhibit 2 attached hereto, together with the improvements thereon, including without limitation the office building known as “3 Ravinia Drive” (such land and improvements, together with all of the Owner’s right, title and interest in and to any and all associated real and personal property and appurtenant rights and all items of tangible personal property which are located thereon and owned by the Owner, collectively, the “Property”); and
          WHEREAS, ACP Seller owns fifty (50%) percent of the membership interests (the “TRC 50% Membership Interests”) in TRC Holdings LLC, a Georgia limited liability company (“TRC”);
          WHEREAS, CRTP Seller has agreed to sell, transfer, assign and convey all of its right, title and interest in the Ravinia Membership Interests to RMI Purchaser and RMI Purchaser has agreed to purchase, acquire and accept such assignment and assume all of CRTP Seller’s obligations and liabilities with respect to the Ravinia Membership Interests under the LLC Agreement from and after the date of the Membership Closing (as hereinafter defined), subject to the terms and conditions of this Agreement;

          WHEREAS, ACP Seller has agreed to sell, transfer, assign and convey all of its right, title and interest in the TRC 50% Membership Interests to RCMI Purchaser and RCMI Purchaser has agreed to purchase, acquire and accept such assignment, subject to the terms and conditions of this Agreement;
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
          1. Intentionally Deleted.
          2. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions contained in this Agreement, on the date of the Membership Closing, (a) CRTP Seller shall sell, convey, assign, transfer and deliver to RMI Purchaser, and RMI Purchaser shall purchase, acquire and accept from CRTP Seller, the Ravinia Membership Interests, and (b) ACP Seller shall sell, convey, assign, transfer and deliver to RCMI Purchaser, and RCMI Purchaser shall purchase, acquire and accept from ACP Seller, the TRC 50% Membership Interests. The parties intend that the Membership Closing as defined in this Agreement shall occur simultaneously with the “Membership Closing” as defined in that certain Redemption of Membership Interests Agreement dated as of the date hereof by and among DRA CRT Acquisition Corp., CRTP Seller and RMI Purchaser (the “Redemption Agreement”) with respect to the redemption of RMI Purchaser’s fifteen (15%) percent membership interests in CRTP Seller (the “JV Membership Interests”).
          3. The aggregate purchase price for the Ravinia Membership Interests and the TRC 50% Membership Interests shall consist of: (i) the redemption of the JV Membership Interests by CRTP Seller (pursuant to the Redemption Agreement with the value set forth in Section 3 thereof) and (ii) a cash payment equal to Twenty-four Million Seven Hundred Sixteen Thousand Three Hundred and Forty-four Dollars ($24,716,344.00) (a portion of which is allocated to the TRC 50% Membership Interests), which reflects adjustments pursuant to Section 7 below, payable on the date of the Membership Closing by wire transfer of immediately available funds pursuant to wire instructions previously provided by Seller to Purchaser. Purchaser agrees that notwithstanding anything contained in the Owner LLC Agreement, the LLC Agreement or Seller’s operating agreement to the contrary, Purchaser shall not be entitled to any proceeds from, or distribution arising out of, the sale of the Ravinia Membership Interests or the TRC 50% Membership Interests.
          4. The closing of the purchase and sale of the Ravinia Membership Interests and the TRC 50% Membership Interests shall occur as of the date hereof (the “Membership Closing”) and in connection therewith:
(a)	Seller shall execute and deliver (or cause to be executed and delivered) to Purchaser two (2) original counterparts of:
(i)	an Assignment and Assumption of Ravinia Membership Interests,

in the form annexed hereto as Exhibit 1A (the “Assignment”), as assignor;
(ii)	an Assignment and Assumption of the TRC 50% Membership Interests, in the form annexed hereto as Exhibit 1B (the “TRC Assignment”), as assignor;
               (iii) a duly executed certificate of Seller in the applicable form set forth in Treasury Regulations §1.1445-2(b)(2);
               (iv) the settlement statement reflecting the prorations and adjustments required under Section 7 of this Agreement (the “Closing Statement”); and
               (v) a secretary’s certificate from a secretary of Seller or the authorizing entity, certifying the legal existence and good standing of the Seller in the State of Delaware or Georgia, as applicable, and the power and authority of the relevant entity on behalf of the Seller to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of Seller hereunder and thereunder.
(b)	Purchaser shall execute and deliver (or cause to be executed and delivered) to Seller two (2) original counterparts of:
               (i) the Assignment, as assignee;
               (ii) the Closing Statement; and
               (iii) a secretary’s certificate from a secretary of Purchaser or the authorizing entity, certifying the legal existence and good standing of the Purchaser in the State of Delaware or Alabama, as applicable, and the power and authority of the relevant entity on behalf of the Purchaser to execute and deliver this Agreement and all other documents contemplated in connection therewith, and to perform all obligations of Purchaser hereunder and thereunder.
     5. (A) DRA CRT Acquisition Corp. on behalf of Seller represents and warrants to Purchaser as of the date hereof that:
          (a) CRTP Seller is the sole beneficial and record owner of the Ravinia Membership Interests, the Ravinia Membership Interests represent all of CRTP Seller’s right, title and interest in and to the Company, and all of the Ravinia Membership Interests are duly authorized, validly issued and outstanding and are fully paid and nonassessable. Except for the Ravinia Membership Interests, there are no other outstanding equity or ownership interests in the Company.
          (b) The Company is the sole beneficial and record owner of the Owner Membership Interests, the Owner Membership Interests represent all of the Company’s right, title and interest in and to the Owner, and all of the Owner Membership Interests are duly authorized, validly issued and outstanding and are fully paid and nonassessable. Except for the

Owner Membership Interests, there are no other outstanding equity or ownership interests in the Owner.
          (c) To DRA CRT Acquisition Corp.’s knowledge, ACP Seller is the sole beneficial and record owner of the TRC 50% Membership Interests and the TRC 50% Membership Interests represent all of ACP Seller’s right, title and interest in and to TRC.
          (d) Intentionally Deleted.
          (e) DRA CRT Acquisition Corp. on behalf of CRTP Seller and ACP Seller, as applicable, has not transferred, assigned or conveyed all or any portion of the Ravinia Membership Interests or the TRC 50% Membership Interests to a third party (other than to Purchaser) and, subject to the Wells Debt (as defined herein), the Ravinia Membership Interests are free and clear of all pledges, liens, security interests, encumbrances and restrictions whatsoever other than those created by Purchaser on behalf of the Seller or the Company. DRA CRT Acquisition Corp. on behalf of the Company has not transferred, assigned or conveyed all or any portion of the Owner Membership Interests to a third party and, subject to the Met Life Debt (as defined herein), the Owner Membership Interests are free and clear of all pledges, liens, security interests, encumbrances and restrictions whatsoever other than other than those created by Purchaser on behalf of the CRTP Seller, the Company or Owner.
          (f) Subject to the Wells Debt, DRA CRT Acquisition Corp., on behalf of CRTP Seller, has not granted to any third party (except Purchaser) a right or option to acquire the Ravinia Membership Interests, and, subject to the Wells Debt, there are no outstanding obligations to issue, sell or grant any rights to acquire, any equity or ownership interests in the Company. Subject to the Met Life Debt, DRA CRT Acquisition Corp., on behalf of CRTP Seller, has not granted to any third party a right or option to acquire the Owner Membership Interests, and, subject to the Met Life Debt, there are no outstanding obligations to issue, sell or grant any rights to acquire, any equity or ownership interests in the Owner.
          (g) Intentionally Deleted.
          (h) Subject to the Wells Debt, CRTP Seller has the full right, power and authority to transfer title to the Ravinia Membership Interests to Purchaser pursuant to this Agreement.
          (i) DRA CRT Acquisition Corp. has not caused the Company to own assets or properties other than the Owner Membership Interests. DRA CRT Acquisition Corp. has not caused Owner to own any real property other than the Property. DRA CRT Acquisition Corp. has not caused the Company nor the Owner to carry on any material business or conduct any material operations other than with respect to the Owner Membership Interests or Property.
          (j) There are no claims, actions, suits, proceedings, or to DRA CRT Acquisition Corp.’s knowledge, investigations, whether governmental or private, pending, or, to DRA CRT Acquisition Corp.’s knowledge, threatened or contemplated against or affecting Seller, the Company, the Ravinia Membership Interests or the Owner Membership Interests that would, if adversely determined, have an adverse effect on the Ravinia Membership Interests or the Owner Membership Interests or the ability of Seller to perform its obligations under this Agreement.

          (k) CRTP Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. ACP Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. All requisite limited liability company action has been taken by Seller in connection with entering into this Agreement and the performance of its obligations hereunder, and Seller has the full right, power and authority to enter into this Agreement and perform its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement.
          (l) The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement will not, (i) conflict with the organizational documents of Seller, the Company or the Owner, or (ii) violate or conflict with any law or governmental regulation applicable to Seller or the Company.
          (m) DRA CRT Acquisition Corp., on behalf of CRTP Seller, has filed and will file all tax returns required to be filed and due to be filed by CRTP Seller with respect to income taxes pertaining to the Company, and has paid and will pay when due and payable all income taxes of CRTP Seller pertaining to the Company.
          (n) To DRA CRT Acquisition Corp.’s knowledge, DRA CRT Acquisition Corp. is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”) and (2) neither DRA CRT Acquisition Corp. nor to DRA CRT Acquisition Corp.’s knowledge, any beneficial owner of DRA CRT Acquisition Corp. (other than public shareholders of any entity traded on any U.S. stock exchange, as to which DRA CRT Acquisition Corp. makes no representations or warranties) is (x) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (y) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (z) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
          (o) DRA CRT Acquisition Corp. has not caused the Company or the Owner to enter into any material written agreement relating to the Property and binding on the Owner or the Company, except for: (i) (in the case of the Company and Owner) the Met Life Debt and the Wells Debt, (ii) (in the case of Owner) the Commercial Property Management Agreement, dated September 27, 2005, between the Owner and Colonial Property Services, Inc., (iii) agreements previously disclosed to Purchaser, (iv) agreements which are terminable on 30 days’ notice without cause or payment, (v) the Exclusive Leasing Agreement, dated September ___, 2009 between CB Richard Ellis, Inc. and Owner and (vi) matters of record.

          (p) DRA CRT Acquisition Corp. has not taken any unilateral, material action in excess of the authority indirectly granted to such entity in the LLC Agreement or the Owner LLC Agreement.
          (q) DRA CRT Acquisition Corp., CRTP Seller, the Company and the Owner have delivered to Purchaser all notices of default or claims sent or received by DRA CRT Acquisition Corp. on behalf of CRTP Seller, the Company or the Owner with respect to the Property, the Ravinia Membership Interests or the Owner Membership Interests or agreements to which DRA CRT Acquisition Corp. caused the Company or Owner to enter into.
          (r) DRA CRT Acquisition Corp, on behalf of CRTP Seller, has not caused the Company or Owner to enter into any material title encumbrance currently binding on the Property except as set forth in the Title Commitment Number 57355.09, issued by Lawyers Title Insurance Corporation on November 12, 2009 or as previously disclosed to Purchaser.
               (B) The representations and warranties of DRA CRT Acquisition Corp. on behalf of Seller contained in Section 5(A)(a)-(n) shall survive the Membership Closing. The representations and warranties of DRA CRT Acquisition Corp. contained in Section 5(A)(o)-(r) shall survive the Membership Closing until December 31, 2010. DRA CRT Acquisition Corp.’s representations and warranties on behalf of CRTP Seller in Section 5(A) as to Owner, Owner Membership Interests and the Owner LLC Agreement relate only as to Seller’s period of (indirect) ownership of Owner and the Property (i.e. September 27, 2005 to the date hereof). DRA CRT Acquisition Corp.’s representations and warranties on behalf of ACP Seller in Section 5(A) as to TRC and the TRC 50% Membership Interests relate only as to Seller’s period of (indirect) ownership of Owner and the Property (i.e. September 27, 2005 to the date hereof). Any representations or warranties in this Section 5 that are qualified to “DRA CRT Acquisition Corp.’s knowledge” shall mean to the knowledge of the Seller Knowledge Parties. Neither DRA CRT Acquisition Corp. nor Seller shall have liability to Purchaser with respect to any breach of any representations or warranties contained in Section 5(A) of which Bo Jackson, Jim Maher, or Robbin Pearson had actual knowledge prior to Membership Closing, after due inquiry of the appropriate party or parties which shall include inquiry with the property managers (each a “Property Manager” and, collectively, the “Property Managers”) under all management agreements at the Property (each individually, a “Purchaser Knowledge Party”, collectively, the “Purchaser Knowledge Parties”).
          6. (A) Each Purchaser represents and warrants to Seller and DRA CRT Acquisition Corp. as of the date hereof that:
          (a) RMI Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. RCMI Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. All requisite limited liability company or corporate action has been taken by Purchaser in connection with entering into this Agreement and the performance of its obligations hereunder, and Purchaser has the full right, power and authority to enter into this Agreement and perform its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement will not, (i) conflict with the organizational documents of Purchaser, (ii) violate or conflict with any law or governmental regulation applicable to Purchaser or (iii) to Purchaser’s knowledge, result in a breach of any of the terms or provisions of, or constitute a default under any contract, document, instrument or agreement (other than mortgage and mezzanine loans addressed in Section 10(d)) by which the Company, the Ravinia Membership Interests, Owner, Ownership Interests or the Property is bound.
          (c) (1) To Purchaser’s knowledge, Purchaser is in compliance with the requirements of the Orders and (2) neither Purchaser nor, to Purchaser’s knowledge, any beneficial owner of Purchaser (other than public shareholders of any entity traded on any U.S. stock exchange, as to which Purchaser makes no representations or warranties) is (x) listed on the Lists, (y) a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (z) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
               (B) The representations and warranties of Purchaser contained in Section 6(A)(a), (b)(i) and (ii) and (c) shall survive the Membership Closing. The representation and warranty of Purchaser contained in Section 6(A)(b)(iii) shall survive the Membership Closing until December 31, 2010 and shall relate only to contracts, documents, instruments or agreements first binding on the Company, the Ravinia Membership Interests, Owner, the Ownership Interests or the Property after September 27, 2005. Any representations or warranties in this Section 6 that are qualified to “Purchaser’s knowledge” shall mean to the knowledge of the Purchaser Knowledge Parties. Purchaser shall have no liability to Seller with respect to any breach of any representations or warranties contained in Section 6(A) of which Valla Brown or Jodi Dellisanti had actual knowledge prior to Membership Closing, after due inquiry of the appropriate party or parties (each individually, a “Seller Knowledge Party”, collectively, the “Seller Knowledge Parties”).
          7. All items of adjustment shall be allocated as set forth on the Closing Statement. Unless adjusted in accordance with the preceding sentence, all income received and expense payable by the Company or with respect to the TRC 50% Membership Interests after the Membership Closing whether attributable to the period prior to or after the date of the Membership Closing shall be credited or charged one hundred (100%) percent to Purchaser. This Agreement is intended to indirectly effectuate the transfer of DRA CRT Acquisition Corp.’s eighty-five (85%) percent interest in the Property and forty-two and one-half (42-1/2%) percent interest in TRC to Purchaser and, therefore, notwithstanding anything to the contrary set forth in the Owner LLC Agreement, TRC operating agreement, Seller’s operating agreement or this Agreement, Purchaser shall not be entitled to any cash flow or any other distributions under the LLC Agreement, the Owner LLC Agreement, the TRC operating agreement or Seller’s operating agreement with respect to the sale of the Ravinia Membership Interests or the TRC 50% Membership Interests.
          8. In addition to the obligations imposed and covenants made by Seller in this Agreement, Seller covenants and agrees that after the Membership Closing that Seller shall (i) deliver to Purchaser or its designee all records, books of account, files and other documents of the Company, Owner and TRC in DRA CRT Acquisition Corp.’s (or its affiliates’) possession and control and (ii) reasonably cooperate with Purchaser, at Purchaser’s expense, to the extent necessary for Purchaser to notify banks and other institutions holding accounts of the Company, Owner and TRC of the transactions contemplated by this Agreement, to remove any account signatories that were designated by Seller and to change control of such accounts to Purchaser or its designees, and Seller agrees that it shall not draw on such accounts from and after the Membership Closing.
          9. In addition to the obligations imposed and covenants made by Purchaser in this Agreement, Purchaser covenants and agrees that (A) simultaneously with the Membership Closing, Purchaser shall repay the existing mortgage debt with Metropolitan Life Insurance Company that currently encumbers the Property (the “Met Life Debt”) and the existing mezzanine debt with Wells Fargo Bank, National Association that currently encumbers the Ravinia Membership Interests (the “Wells Debt”) and (B) promptly after the Membership Closing, Purchaser shall deliver, in accordance with the terms of the TRC operating agreement, a “Qualified Notice” (as defined in the TRC operating agreement) to the relevant member(s).
          10. (a) Notwithstanding anything contained in Seller’s operating agreement to the contrary, including, without limitation, Section 3.7 thereof, subject to the knowledge qualification in Section 6(B), each Purchaser, severally, shall hold harmless, indemnify and defend Seller and DRA CRT Acquisition Corp. and their respective affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives from and against any losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees, charges and disbursements) (collectively, “Losses”) arising out of or resulting from claims under or enforcement of the Guaranty Agreement dated September 27, 2005 by Seller delivered in connection with the Met Life Debt (the “Met Guaranty”) and the Partial Payment Guaranty Agreement dated December 30, 2008 delivered by Seller in connection with the Wells Debt (the “Wells Guaranty”; the Met Guaranty and the Wells Guaranty, collectively, the “Guaranties”); provided, that, Purchaser shall have no liability to Seller or DRA CRT Acquisition Corp. with respect to the foregoing indemnity to the extent the Losses arise by reason of the misfeasance or malfeasance attributable to the actions or inactions of DRA CRT Acquisition Corp. or DRA CRT Acquisition Corp. on behalf of Seller, for which Seller shall be responsible, unless the misfeasance or malfeasance of DRA CRT Acquisition Corp., on behalf of Seller, occurs after the Membership Closing. The foregoing indemnity shall terminate upon the earlier to occur of (i) the release of Seller under the Guaranties and (ii) the release or payment in full of the existing debt at the Property. The Colonial Cap shall not apply to the indemnity in this Section 10(a).
               (b) From and after the Membership Closing, subject to the knowledge qualification in Section 6(B), each Purchaser, severally, shall indemnify, protect, defend and hold Seller, its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives, harmless from and against any Losses arising out of or resulting from (i) the material breach of any of the Purchaser’s representations or warranties set forth herein and (ii) the material non-compliance with or failure to perform any covenant or agreement of such Purchaser contained herein. The survival period for the indemnity in Section 10(b)(i) shall run coterminous with the corresponding representation survival period set forth in Section 6(B). Purchaser shall have no liability to Seller or its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives under this indemnity relating to the representation and warranty in Section 6(b)(iii) in excess of $750,000, in the aggregate (the “ Colonial Cap”).
               (c) From and after the Membership Closing, subject to the knowledge qualification in Section 5(B), Seller shall indemnify, protect, defend and hold Purchaser, its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives (other than the Property Manager), harmless from and against any Losses arising out of or resulting from (i) the material breach of any of DRA CRT Acquisition Corp.’s (on behalf of Seller) representations or warranties set forth herein, or (ii) the material non-compliance with or failure to perform any covenant or agreement of Seller contained herein. The survival period for the indemnity in Section 10(c)(i) shall run coterminous with the corresponding representation survival period set forth in Section 5(B). Seller shall have no liability to Purchaser or its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives under the indemnity given with respect to the representation and warranty in Section 5(r) (the “Title Indemnity”) in excess of $1,000,000, in the aggregate (the “DRA Cap”). Notwithstanding anything contained herein or in the Redemption Agreement to the contrary, Seller’s and the Company’s (as defined in the Redemption Agreement) aggregate liability under the Title Indemnity and the Redemption Consent Indemnity shall in no event exceed the amount of the DRA Cap, in the aggregate.
               (d) From and after the Membership Closing, Purchaser shall indemnify, protect, defend and hold CRTP Seller, its affiliates, and their respective officers, directors, partners, managers, members, employees, agents and representatives harmless from and against any Losses arising out of or resulting from Purchaser’s failure to provide notice of the transactions contemplated by this Agreement to the lenders of the Met Life Debt and the Wells Debt.
               (e) If the Protected Party learns of any event, occurrence or state of facts by which any indemnification (an “Indemnification”) is likely to apply, the protected party (the “Protected Party”) shall give prompt written notice thereof to the responsible party (the “Responsible Party”) and the Responsible Party shall have a commercially reasonable opportunity and commercially reasonable period of time to take such action (including legal action or defenses) as may be appropriate or necessary to fulfill its obligations hereunder, and the Protected Party shall reasonably cooperate with the Responsible Party’s investigation and defense of any claim involved in the Indemnification, at no cost (other than de minimus) to the Protected Party. The Responsible Party shall be entitled to control the defense of any third party claim, including the selection of counsel (subject to the Protected Party’s reasonable approval), in each case at the Responsible Party’s expense. If a Responsible Party is not adequately or properly defending the defense of any third party claim, as determined by the Protected Party in its reasonable discretion, Protected Party may so defend with their selected counsel at the expense of the Responsible Party with legal fees to be paid by the Responsible Party on demand. The Protected Party shall not be entitled to settle any such third party claim without the Responsible Party’s approval, not to be unreasonably withheld, conditioned or delayed, and the Responsible Party’s Indemnification obligation shall not apply to any settlement consummated without the Responsible Party’s consent, unless any such settlement by the Protected Party is the result of the Responsible Party’s default of its obligations under this Section 10(e).

          11. Although the parties contemplate that no so called transfer taxes or documentary stamp taxes will be imposed by the State of Georgia as a result of the transactions contemplated in this Agreement, Seller and Purchaser shall each pay fifty (50%) percent of any such taxes to the extent so imposed.
          12. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) upon the receipt by facsimile transmission as evidenced by a receipt transmission report, followed by delivery by one of the means identified in (i) above, addressed as follows:

If to Seller, to:	c/o DRA Advisors LLC
220 East 42nd Street 27th floor
New York, NY 10017
Attention: Brian Summers
Facsimile: (212) 697-7404

and with a copy to (which shall not constitute notice): :	Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attention: Martin Luskin, Esq.
Facsimile: 917-332-3714

If to Purchaser, to:	Colonial Realty Limited Partnership
2101 6th Avenue North, Suite 750
Birmingham, Alabama 35203
Attention: Reynolds Thompson
Facsimile: 205-986-6936

with a copy to (which shall not constitute notice):	Hogan & Hartson LLP
555 13th Street, N.W.
Washington, DC 20004
Attention: Paul Manca
Facsimile: (202) 637-5910
Any party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.
13.	Except as may be reasonably required to comply with applicable law,

governmental regulation, court process or obligations pursuant to any listing agreement with any national securities exchange, each of Seller and Purchaser shall use its commercially reasonable efforts to consult with the other before issuing, and provide the other the opportunity to review and comment upon, any press release or other written public statement that contains a description of the transactions hereunder and shall not issue any such press release or make any such written public statement prior to such consultation. Without expanding or limiting the foregoing, the parties shall be entitled to discuss, on a confidential basis, the terms of the transactions and the other information contained herein with rating agencies and potential sources of financing for consummation of the transactions contemplated hereby, as well as with any of their respective members, partners or other equity holders and their respective agents and representatives.
          14. This Agreement may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. Facsimile counterparts shall be binding.
          15. This Agreement shall be construed under and in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
          16. Seller and Purchaser shall from time to time after the Membership Closing, each at its sole cost and expense (except as otherwise set forth in this Agreement), take such actions as may be reasonably required to accomplish the transactions contemplated by this Agreement.
          17. Each of the parties hereto represents and warrants to the other that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker’s fees, finder’s fees, commissions or like payments.
          18. Seller and Purchaser hereby agree to the waiver of all provisions of the Seller’s operating agreement, the LLC Agreement or the Owner LLC Agreement that would preclude, or would be breached or violated by, the consummation of the transactions contemplated hereby.
          19. Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever.
          20. This Agreement, including the attachments and exhibits hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.
          21. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
          22. Except to the extent provided otherwise in Section 11, all fees, costs and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.
          23. No party shall have the right, power or authority to assign any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without the other party’s prior written consent.
          24. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
          25. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a party or other person or entity include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Sections, Attachments and Exhibits shall be deemed references to Sections of, and Attachments and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars.
          26. Except as otherwise provided in this Agreement and except for fraud, from and after the Membership Closing, each Purchaser hereby releases and forever discharges Seller and their respective directors, officers, shareholders, members, managers, employees, agents, representatives, subsidiaries, affiliated companies, successors and assigns of and from any and all rights to indemnification, claims, demands, actions, causes of action, liabilities, damages, expenses and suits of every kind, character and description, known or unknown, at law or in equity, which Purchaser may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event whatsoever occurring or failing to occur at any time in the past up to and including the date of this Agreement with respect to Seller’s ownership of the Ravinia Membership Interests or the TRC 50% Membership Interests and/or participation as a member of the Company or TRC, by receipt of the consideration to be received by Seller and the Ravinia Membership Interests and the TRC 50% Membership Interests to be received by Purchaser at the Membership Closing, up to and including the Membership Closing. Except as otherwise provided in this Agreement, any property management agreement between Owner and Property Manager, and except for fraud from and after the Membership Closing, Seller hereby releases and forever discharges Purchaser and its directors, officers, shareholders, members, managers, employees, agents, representatives, subsidiaries, affiliated companies, successors and assigns but not the Property Manager from any and all rights to indemnification, claims, demands, actions, causes of action, liabilities, damages, expenses and suits of every kind, character and description, known or unknown, at law or in equity, which Seller may have had at any time heretofore, may have now or may have at any time hereafter, arising from, relating to, resulting from or in any manner incidental to any and every matter, thing or event whatsoever occurring or failing to occur at any time in the past up to and including the date of this Agreement with respect to Seller’s ownership of the Ravinia Membership Interests or the TRC 50% Membership Interests and/or participation as a member of the Company or TRC and, by receipt of the consideration to be received by Seller and the Ravinia Membership Interests and the TRC 50% Membership Interests to be received by Purchaser at the Membership Closing, up to and including the Membership Closing.
     27. In addition to the explicit provisions of Section 5 and Section 6, the terms of the following Sections shall survive the Membership Closing: Sections 7, 8, 9, 10, 11, 12, 13, 15 — 26 and this Section 27.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement the day and year first above written.

ACP FITNESS CENTER LLC, a Georgia limited liability company
By:	CRT Realty Services, Inc.,
By: CRTP OP LLC
By: DRA CRT Acquisition Corp.

By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

CRTP OP LLC, a Delaware limited liability company
By:	DRA CRT Acquisitions Corp.

By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

COLONIAL OFFICE JV LLC, a Delaware limited liability company
By:	/s/ C. Reynolds Thompson III
	Name:	C. Reynolds Thompson III
	Title:	President and CFO

COLONIAL PROPERTIES SERVICES, INC.
By:	/s/ C. Reynolds Thompson III
	Name:	C. Reynolds Thompson III
	Title:	President and CFO

EXHIBIT 1A
FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
          This Assignment and Assumption of Membership Interests (this “Assignment”) is made as of the 25th day of November, 2009 by and between CRTP OP LLC, Delaware limited liability company, having an address at c/o DRA Advisors LLC, 220 East 42nd Street, New York, New York 10017 (“Assignor”) and COLONIAL OFFICE JV LLC, a Delaware limited liability company, having an address at 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203 (“Assignee”).
W I T N E S S E T H :
          WHEREAS, Assignor owns one hundred percent (100%) of the membership interests (the “Ravinia Membership Interests”) in CRT RAVINIA MZ LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Limited Liability Company Agreement dated September 27, 2005 (the “LLC Agreement”); and
          WHEREAS, pursuant to that certain Agreement for Purchase of Membership Interests (the “Purchase and Sale Agreement”) dated as of November 25th, 2009 between Assignor, as seller, and Assignee, as purchaser, Assignor has agreed to transfer, assign and convey the Ravinia Membership Interests to Assignee and Assignee has agreed to accept such assignment and assume all of Assignor’s obligations and liabilities with respect to the Ravinia Membership Interests under the LLC Agreement (the “Ravinia Membership Obligations and Liabilities”) from and after the date hereof, subject to the terms of this Assignment and the Purchase and Sale Agreement.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
          1. Effective on the date hereof, Assignor hereby transfers, assigns and conveys all of its right, title and interest in the Ravinia Membership Interests to Assignee with all of the rights, powers, privileges and interests of Assignor arising out of or pursuant to the LLC Agreement, as the same may be amended and restated, and withdraws as a Member of the Company.
          2. Assignee hereby accepts such assignment and assumes the Ravinia Membership Obligations and Liabilities from and after the date hereof subject to the terms of the Purchase and Sale Agreement.
          3. This Assignment is made without warranty or representation by Assignor and without recourse to Assignor in any manner whatsoever, express or implied, except as may otherwise be expressly set forth in this Assignment and in the Purchase and Sale Agreement.

          4. The Company joins in the execution hereof to consent to the transfer of the Ravinia Membership Interest from Assignor to Assignee pursuant to and in accordance with the terms hereof.
          5. This Assignment may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.
          6. None of the provisions of this Assignment are intended to be, nor shall they be construed to be, for the benefit of any third party.
          7. This Assignment may be executed in counterparts all of which taken together shall constitute one original assignment.
          8. If any provision of this Assignment is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Assignment, all of which will remain in full force and effect.
          9. This Assignment shall be governed by the laws of the State of Delaware.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first above written.

ASSIGNOR: CRTP OP LLC, a Delaware limited liability company
By:	DRA CRT Acquisition Corp.

By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

ASSIGNEE: COLONIAL OFFICE JV LLC, a Delaware limited liability company
By:	/s/ C. Reynolds Thompson III
	Name:	C. Reynolds Thompson III
	Title:	President and CFO

CONSENTED TO AND AGREED: CRT RAVINIA MZ LLC, a Delaware limited liability company
By:	CRTP OP LLC, a Delaware limited liability company
By: DRA CRT Acquisition Corp.

By:	/s/ Jean Marie Apruzzese
	Name:	Jean Marie Apruzzese
	Title:	Vice President

EXHIBIT 1B
FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
          This Assignment and Assumption of Membership Interests (this “Assignment”) is made as of the 25th day of November, 2009 by and between ACP FITNESS CENTER, LLC, Georgia limited liability company, having an address at c/o DRA Advisors LLC, 220 East 42nd Street, New York, New York 10017 (“Assignor”) and COLONIAL PROPERTIES SERVICES INC., a Delaware corporation, having an address at 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203 (“Assignee”).
W I T N E S S E T H :
          WHEREAS, Assignor owns fifty percent (50%) of the membership interests (the “TRC 50% Membership Interests”) in TRC Holdings, LLC, a Georgia limited liability company (the “Company”), pursuant to that certain Operating Agreement dated as of May 14, 2004 (the “LLC Agreement”); and
          WHEREAS, pursuant to that certain Agreement for Purchase of Membership Interests (the “Purchase and Sale Agreement”) dated as of November 25th, 2009 between Assignor, as seller, and Assignee, as purchaser, Assignor has agreed to transfer, assign and convey the TRC 50% Membership Interests to Assignee and Assignee has agreed to accept such assignment and assume all of Assignor’s obligations and liabilities with respect to the TRC 50% Membership Interests under the LLC Agreement (the “TRC Membership Obligations and Liabilities”) from and after the date hereof, subject to the terms of this Assignment and the Purchase and Sale Agreement.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
          10. Effective on the date hereof, Assignor hereby transfers, assigns and conveys all of its right, title and interest in the TRC 50% Membership Interests to Assignee with all of the rights, powers, privileges and interests of Assignor arising out of or pursuant to the LLC Agreement, as the same may be amended and restated, and withdraws as a Member of the Company.
          11. Assignee hereby accepts such assignment and assumes the TRC Membership Obligations and Liabilities from and after the date hereof subject to the terms of the Purchase and Sale Agreement.
          12. This Assignment is made without warranty or representation by Assignor and without recourse to Assignor in any manner whatsoever, express or implied, except as may otherwise be expressly set forth in this Assignment and in the Purchase and Sale Agreement.

          13. This Assignment may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.
          14. None of the provisions of this Assignment are intended to be, nor shall they be construed to be, for the benefit of any third party.
          15. This Assignment may be executed in counterparts all of which taken together shall constitute one original assignment.
          16. If any provision of this Assignment is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Assignment, all of which will remain in full force and effect.
          17. This Assignment shall be governed by the laws of the State of Delaware.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first above written.

ASSIGNOR:
ACP FITNESS CENTER LLC, a Georgia limited
liability company
By:	CRT Realty Services, Inc.,
	By :	CRTP OP LLC
By : DRA CRT Acquisition Corp.

		By:	/s/ Jean Marie Apruzzese

Name: Jean Marie Apruzzese
Title: Vice President

ASSIGNEE:
COLONIAL PROPERTIES SERVICES, INC.

By:	/s/ C. Reynolds Thompson III

Name: C. Reynolds Thompson III
Title: President and CFO

EXHIBIT 2
PROPERTY

Three Ravinia	Three Ravinia Drive	Atlanta	GA	30346